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EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm

         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Integrated Healthcare Holdings, Inc.'s 2006 Stock Incentive Plan, of our report dated July 11, 2006 relating to our audit of the consolidated financial statements of Integrated Healthcare Holdings, Inc. for the year ended December 31, 2005, which includes an explanatory paragraph concerning uncertainty about the Company's ability to continue as a going concern, contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2008.



/s/ RAMIREZ INTERNATIONAL
Financial & Accounting Services, Inc.
July 11, 2008
Irvine, California